Exhibit 99.1

Medley Capital Corporation Announces Stockholders’ Meeting Results and Intention to Reconvene on March 9, 2012

New York, NY (February 22, 2012) - Medley Capital Corporation (the "Company" or "Medley") (NYSE: MCC) announced today the results of its annual meeting of stockholders (the "Annual Meeting") held February 17, 2012.

At the meeting, Andrew Fentress and Richard A. Dorfman were elected to the Company’s Board of Directors. Each director elected will serve a term that expires at the Company’s 2015 Annual Meeting and until his successor is elected and qualified. Mr. Dorfman will serve as an independent director of the Company and will also serve on the Company’s Audit Committee and Compensation Committee. In addition, the stockholders ratified the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year September 30, 2012. Stockholders also approved a proposal to authorize the Company, with the approval of the Board of Directors and subject to certain other conditions, to issue securities to, subscribe to, convert to, or purchase shares of the Company’s common stock in one or more offerings.

To permit additional time to solicit stockholder votes for the third proposal found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on January 3, 2012 (the “Proxy”), the Company’s Annual Meeting was adjourned and scheduled to reconvene on March 9, 2012 at 10:00 a.m. (Eastern Standard Time) via telephone participation. The telephone number for participation at the Annual Meeting is 1-866-524-3159.

Stockholders who have not voted or wish to change their vote on the third proposal found in the Proxy, are encouraged to do so promptly.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements". Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

SOURCE: Medley Capital Corporation

Contact:

Richard T. Allorto

212.759.0777